CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement ("**Agreement**") is made and effective as of **May 10 , 2016** by and between KSIX MEDIA HOLDINGS, INC. ("**KSIX**"), a Nevada corporation, having principal offices KSIX MEDIA HOLDINGS, INC. 10624 S. Eastern Ave, Suite A-910 Henderson, NV 89052 and ANTHONY P. NUZZO, JR. ("**NUZZO**"), an individual, having its principal offices at 1930 Thoreau Drive, Suite 100 Schaumburg, IL 60173, who collectively are referred to as the "Parties" or individually as a "Party" herein.

Recitals

i. WHEREAS, KSIX is a publically traded company on the OTC Markets, Inc. "Pink Current Information Market Tier" under the symbol **"KSIX"** bound by the periodic reporting requirements of Sections 13 and 15(d) of the Securities and Exchange Act of 1934, as amended;

ii. WHEREAS, KSIX is in the business of, among other things, providing a network of market specific digital advertising tools, strategies and agencies across the internet, social media, mobile and gaming platforms, etc. as part of a public business plan to grow by strategic acquisition of similarly situated companies;

iii. WHEREAS, KSIX seeks to retain NUZZO as an independent contractor to perform services consistent with that of an independent consultant providing strategic business development and financial advisory services, as further defined below, to assist KSIX not only in its day-to-day operations but to through strategic Projects address relevant issues from marketing, to investor relations, to business development in both long and short term models;

iv. WHEREAS, NUZZO is interested in providing KSIX with such consulting and advisory services including oversight, control and direction of day-to-day operations which are consistent with the duties and scope of responsibilities of an independent business strategy consultant subject to the direction of the CEO and Board of Directors, and NUZZO desires to provide such services to KSIX, all pursuant to the terms and conditions of this Agreement.

Terms of Agreement

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Performance of Services.

1.1 NUZZO, among other things, shall provide KSIX with business consulting, new business development structuring, and financial advisory and/or services (collectively,

the "Services") and written documentation and other work product ("Work Product") during the Term of its engagement as herein further described

1.2 NUZZO shall provide Services to KSIX, which are generally consistent with the duties and scope of services of an independent business advisory consultant and deliver Work Product within the scope of and pursuant to the standards set forth in this Agreement. This includes but is not limited to the following: compliance based input on the financial merits of certain transactions including without limitation, financial arrangements, investment matters, strategic mergers, acquisitions, sales, management, including advice regarding the management and oversight of other employees, executives, sales representatives, consultants, agents, independent contractors who direct the various business activities, and other issues as they may arise on a day-to-day basis and as requested of NUZZO by KSIX. These Services and any Work Product generated by NUZZO will be subject to the oversight, direction and control of KSIX, its officers, directors and controlling shareholders including but not limited to Carter Matzinger. Should the performance of any Services or the delivery of any Work Product performed by NUZZO not meet the standards of performance in this Agreement, upon the mutual agreement of KSIX and NUZZO, NUZZO shall perform additional services and make necessary changes, edits and amendments to Work Product to achieve a minimum level of generally acceptable Services and Work Product for this particular industry. All work performed by NUZZO shall be in accordance with applicable industry standards and any specifications pertinent to the Services and this Agreement.

1.3 NUZZO may utilize contractors or subcontractors to perform any part of its obligations under this Agreement. To the extent any contractors or subcontractors interface with KSIX affiliates, KSIX has the exclusive discretion to approve or disapprove the use of such person(s).

1.4 NUZZO will appoint himself as "**Director**" or "**Managing Director**" for each "**Project**" whose duties shall include, without limitation the management of all Services and Work Product to be delivered under this Agreement; (ii) acting as a liaison between KSIX and personnel or other individuals performing services at the direction of NUZZO in connection with this Agreement. Regardless of the location of where NUZZO is performing Services at his or KSIX's facilities, NUZZO's and his personnel shall abide by all of KSIX's written safety, security and office rules and procedures which have been delivered to NUZZO. For Services being performed at the KSIX's facilities, the KSIX shall provide NUZZO's Personnel with necessary access during normal business hours to its facilities and appropriate office space, computers, phones, printing, faxing, copying and similar office services. If required by the Project, KSIX shall be responsible for providing, at its cost, a satisfactory communications link between its facilities and the applicable NUZZO facility. KSIX shall provide NUZZO's Personnel with access and necessary login identifications for its mainframe environment and local area network, as applicable.

1.5 KSIX shall provide its own personnel and third party contractors to work with NUZZO's Personnel, as required or as may otherwise be necessary, and shall provide

necessary information, management, and cooperation so that the KSIX's goals and requirements can be achieved and the Services and/or Project can otherwise be completed successfully and in accordance with this Agreement. KSIX acknowledges that insufficiency on its part with respect to the provision of adequate personnel, third party contractors, information, management, cooperation or other reasonable requests may impact the timing and fees contained in this Agreement.

2. Term/Termination.

2.1 This Agreement shall be in effect for a period of twenty-four (24) months from the date of Effectiveness as set forth above. After such time the Agreement will continue on a month-to-month basis until terminated or otherwise modified by the Parties.

2.2 Either party may terminate this Agreement for any reason whatsoever, with or without cause, upon thirty (30) days' written notice to the other party consistent with the terms of the Notices Provision set forth herein.

2.3 Either party shall have the right to terminate any particular Project or this Agreement in its entirety in the event of a material breach by the other party of such party's obligations in this Agreement upon ten (10) days' prior written notice thereof, unless, during such ten (10) day period, any such breach, to the extent it is possible, is cured, remedied or otherwise resolved by the breaching party. The KSIX shall remain responsible for the compensation due for all Services performed and Work Product(s) prepared and/or provided hereunder prior to the effective date of termination. Any Notice of Termination shall be made to the other party at its address listed in the first paragraph on page 1 by overnight delivery service.

2.4 Notwithstanding the termination of this Agreement, those obligations intended to survive termination of this Agreement shall remain in full force and effect and all rights as pertain thereto, shall remain in force until their expiration, if any, including but not limited to obligations concerning payment, ownership of services, confidentiality and non-solicitation of personnel. Further, all representations, warranties and indemnification obligations in this Agreement and the provisions concerning intellectual property, limitations of liability, choice of law and arbitration shall also survive the termination of this Agreement until their expiration, if any.

3. Payment Terms. With respect to the Services, NUZZO shall be paid on a fixed price of one million (1,000,000) shares of KSIX common stock restricted from public resale pursuant to Rule 144 of the Securities Act of 1933, as amended. Such shares shall be issued to NUZZO by KSIX immediately *after* the execution of this Agreement by all parties without any unreasonable or unnecessary delay.

3.1 In addition to the amounts set forth above, KSIX shall reimburse NUZZO for its necessary expenses (including travel, accommodation, subsistence, telecommunications and other typical expenses) incurred in the performance of the Services and the creation of the Work Product – to the extent such costs are itemized and invoiced by NUZZO

within a reasonable time after the incurrence of such expense. Travel and business expenses shall be in accordance with policies and procedures applicable to KSIX employees. In no event shall NUZZO incur, or be reimbursed for, charges under this Agreement in excess of five hundred United States Dollars ($500 USD) unless this amount has been expressly approved in writing in a document signed by KSIX.

3.2 NUZZO shall, during the Term of this Agreement, and for a period of three (3) years thereafter, maintain adequate records indicating in sufficient detail, the work performed by NUZZO's Personnel under this Agreement. KSIX shall have the right upon reasonable notice, to be exercised not more than two (2) times per year, to review and inspect such records during normal business hours.

4. Change Requests. Change requests with respect to any given Project may be initiated by KSIX or NUZZO. Change requests shall be documented in a clear and concise manner on a form to be agreed upon between the parties. No work will be performed pursuant to a change request until it has been approved in writing by both parties. Should there be a conflict between this Agreement and Exhibit A, or any agreed upon change requests, the change request shall govern.

5. Standards of Performance/Warranties. The Parties hereby represent and warrant as follows:

5.1 The Services and Work Product shall be of professional quality and conform to generally accepted industry practices.

5.2 All NUZZO work shall be subject to acceptance and approval by KSIX. For purposes of this Agreement, NUZZO's Services and Work Product shall be "Accepted" if such Services have been performed substantially in accordance with the standards set forth in Section 5.1 above and are consistent with any specifications set forth in this Agreement and Exhibit A and as otherwise may have been communicated to NUZZO by KSIX.

5.3 NUZZO shall not be responsible for claims arising from: (i) KSIX's accident, misuse, neglect or alteration of any Services or any Work Product, (ii) adjustment, support or other impact on Services or any Work Product made by third parties, unauthorized testing, use not within specifications or any other cause not arising out of defects in material or workmanship, (iii) inadequate supervision, review or input required from KSIX in performance of Services or development of Work Product or (iv) the failure of KSIX to perform its obligations as set forth hereunder.

5.4 KSIX shall not be responsible for claims arising from: (i) NUZZO's accident, misuse, neglect or alteration of any Services or any Work Product, (ii) adjustment, support or other impact on Services or any Work Product made by third parties, unauthorized testing, use not within specifications or any other cause not arising out of defects in material or workmanship, (iii) inadequate supervision, review or input required from NUZZO in performance of Services or development of Work Product or (iv) the failure of NUZZO to perform its obligations as set forth hereunder.

6. WARRANTY LIMITATIONS. THE REPRESENTATIONS AND WARRANTIES SET FORTH IN SECTION 5 ABOVE ARE IN LIEU OF ALL OTHER WARRANTIES EXPRESSED, IMPLIED OR STATUTORY, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, ALL OF WHICH ARE EXPRESSLY DISCLAIMED.

7. LIMITATIONS ON LIABILITY. NUZZO'S LIABILITY UNDER THIS AGREEMENT WITH RESPECT TO THE SERVICES INCLUDING BUT NOT LIMITED TO WORK PRODUCT CREATED THEREBY SHALL BE LIMITED TO THE AMOUNT OF FEES RECEIVED BY NUZZO UNDER THIS AGREEMENT WITH RESPECT TO SUCH PROJECT OR THE PORTION OF NUZZO'S FEES WHICH CORRESPOND TO THE TIME SPENT BY NUZZO ON SUCH PROJECT. IN NO EVENT SHALL NUZZO BE LIABLE FOR ANY SPECIAL, CONSEQUENTIAL OR INCIDENTAL DAMAGES, INCLUDING WITHOUT LIMITATION, LOSS OF PROFITS, REVENUE OR DATA, EVEN IF APPRISED OF THE LIKELIHOOD OF SUCH DAMAGES OCCURRING.

8. Relationship of the Parties. It is understood and agreed that NUZZO will provide the Services and Work Product to KSIX as an independent contractor and neither NUZZO nor any of NUZZO's personnel shall be considered an agent or employee of KSIX. No relationship of employer/employee shall result from the execution of this Agreement or from the performance of any Services hereunder. NUZZO acknowledges and agrees that nothing herein shall entitle or render NUZZO or NUZZO's personnel, eligible to participate in any benefits or privileges provided by KSIX for its employees.

9. Force Majeure. NUZZO shall not be deemed to be in default of any provision of this Agreement, nor be liable for any delay, failure in performance or interruption of services, resulting directly or indirectly from acts of God, embargoes, quarantines, civil or military authority, riot, civil disturbance, insurrection, war, terrorism, other catastrophes or any such other cause beyond its control; provided, however, that NUZZO shall exercise reasonable efforts to the extent reasonably practicable, to remedy any such cause of delay or cause preventing performance.

10. Non-Solicitation of Personnel. Each of the parties hereto covenants and agrees that it shall not, during the Term of this Agreement and for a period of twelve (12) months after the termination of this Agreement, regardless of the reason for termination, directly or indirectly, employ, engage, contract with or in any other way utilize or solicit or make any offers for the services of any of the other party's employees, contractors or other personnel who provides Services or Work Product for the Project(s) described in this Agreement during the term of their employment or engagement with such party.

11. Confidential Information.

11.1 Other than in the performance of this Agreement, neither NUZZO nor NUZZO's employees, shall use or disclose to any person or entity any Confidential Information of KSIX (whether in written, oral, electronic or other form), which is obtained from KSIX or otherwise prepared or discovered either in the performance of this Agreement, through access to KSIX, documents, systems and information (collectively, "Confidential Information"), or while on KSIX's premises. As used herein, the term "Confidential Information" shall include, without limitation, all Work Product as defined below, all information designated by KSIX in writing as confidential, all information or data concerning or related to KSIX's customers, products (including the discovery, invention, research, improvement, development, manufacture, or sale thereof), processes, or general business operations (including sales costs, profits, pricing methods, organization, and employee lists), and any information obtained through access to any Information (including but not limited to computers, networks, voice mail, etc.) which, if not otherwise described above, is of such a nature that a reasonable person would believe it to be confidential or proprietary. NUZZO will protect the confidentiality of Confidential Information with the same degree of care as NUZZO uses for its own similar information; provided, however, that nothing herein will preclude NUZZO from using any and all databases, software or licenses owned or developed by NUZZO hereunder (subject to the confidentiality provisions) in connection with its other engagements.

11.2 Access to Information Systems. Access, if any, to KSIX Information is granted solely to perform the Services under this Agreement, and is limited to that specific KSIX Information, time periods and personnel as are separately agreed to by KSIX and NUZZO from time to time. KSIX may require NUZZO's employees, subcontractors or agents to sign individual agreements containing covenants substantially similar hereto for the protection of Confidential Information prior to access to KSIX's Information. Use of KSIX Information during other time periods or by individuals not authorized by KSIX is expressly prohibited. Access is subject to KSIX business control and information protection policies, standards and guidelines as may be modified from time to time and as communicated to NUZZO.

11.3 Exclusions. The foregoing confidentiality obligations will not apply to Confidential Information that (a) is already known to NUZZO prior to disclosure by KSIX; (b) is or becomes a matter of public knowledge through no fault of NUZZO; (c) is rightfully received by NUZZO from a third party not known by NUZZO to be bound by a duty of confidentiality with respect to such information; (d) is independently developed by NUZZO; (e) is disclosed under operation of law; or (f) is disclosed by NUZZO with the prior written approval of KSIX.

11.4 Continuing Obligations. Unless otherwise agreed in writing, the obligations under this Section 11 shall continue for a period of three (3) years from the termination or expiration of this Agreement.

12. Equitable Remedies. In the event of a violation or threatened violation of the covenants and agreements contained in Section 11 hereof, the aggrieved party, in addition to and not in limitation of any other rights, remedies or damages available at law or in equity, shall be entitled to seek equitable relief in a court of equity, including a temporary and permanent injunction against the other, or such other equitable relief as may be appropriate, including an order of specific performance.

13. Miscellaneous Provisions.

13.1 Notices. Any notice, request, consent, demand, offer, acceptance or other communications required or permitted under this Agreement shall be made in writing and shall be deemed to have been duly given if personally delivered, or if mailed by registered or certified mail, postage prepaid, return receipt requested (and shall be deemed delivered on the date received for delivery by the Postal Service whether or not accepted), or by telefax, telecopier, electronic mail or similar transmission on the date received (provided there is verification of delivery), or by overnight delivery service, charges prepaid, on the date received, addressed to the parties hereto at their respective addresses as noted in the introductory paragraph on page 1.

13.2 No Third-Party Beneficiaries. There are no third-party beneficiaries of this Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon anyone other than the parties hereto (and their respective successors and permitted assigns), any right to insist upon or to enforce the performance any of the obligations contained herein.

13.3 Supplemental Documents. The parties hereto agree to execute any further instruments and to perform any acts that are or may become necessary to effectuate the terms of this Agreement.

13.4 Entire Agreement. This Agreement (together with the agreements, certificates, instruments and any other documents referred to herein), sets forth all of the promises, covenants, agreements, conditions and understandings between the parties hereto, with respect to the subject matter hereof, and supersedes all prior and contemporaneous writings (including requests for proposals and responses thereto), agreements and understandings, inducements or conditions pertaining thereto, expressed or implied, oral or written, except as contained herein.

13.5 Headings. The section headings in this Agreement and the Background of this Agreement are for reference purposes only and shall not define, limit or affect the meaning or interpretation of this Agreement.

13.6 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Notwithstanding the foregoing, this Agreement may not be assigned in whole or in part without the prior written consent of the other party; provided, however, this Agreement may be assigned by either party to a purchaser of all or substantially all of the assets of such party or the

survivor of a merger of such party and another entity or any other such successor of such party's business.

13.7 Governing Law. This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the state of Nevada, County of Clark, notwithstanding any conflicts of laws, doctrines of such states or other jurisdictions to the contrary.

13.8 Venue & Juridiction. The Parties agree irrevocably to the jurisdiction and venue of the District Court for the County of Clark state of Nevada, state or federal, for any and all controversies arising under this Agreement.

13.9 Amendments. No amendment, alteration or modification of this Agreement shall be valid unless each such instance, amendment, alteration or modification is expressed in a written instrument duly executed by both parties hereto. No Waiver. The failure of any party to insist, in any one or more instances, on performance of any of the terms and conditions of this Agreement, shall not be construed as a waiver or relinquishment of any rights granted hereunder or of the future performance of such term, covenant or condition, but the obligations of the parties, with respect thereto, shall continue in full force and effect.

13.10 Unenforceable Provisions. It is the agreement of the parties that in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect the other provisions of this Agreement and this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein. In case any one or more of the provisions hereof shall for any reason be held to be excessively broad as to duration, geographical scope, activity or subject matter, such provision shall be construed by limiting and reducing it as determined by a court of competent jurisdiction, so as to be enforceable only to the extent compatible with applicable law.

13.11 Counterparts. This Agreement may be executed in any number of counterparts, which when taken together shall constitute an original document.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Consulting Services Agreement to be executed as of the day and year first above written.

The Consultant:	The Company:
ANTHONY NUZZO	KSIX MEDIA HOLDINGS, INC.
Anthony P Nuzzo, Jr Anthony P Nuzzo, Jr (May 13, 2016)	Carter Matzinger
By: Anthony P. Nuzzo, Jr.	By: Carter M. Matzinger
Title: Consultant	Title: President
Dated: May 13, 2016	Dated: May 10, 2016